Exhibit 10.15

CUSTOMERS BANCORP, INC.
BONUS RECOGNITION AND RETENTION PROGRAM

Effective January 1, 2011

ARTICLE I
PURPOSE

The purpose of this Plan is to provide specified benefits to a select group of management and highly compensated Employees who contribute materially to the continued growth, development and future business success of Customers Bancorp, Inc. and its Subsidiaries that are Employers under this Plan from time to time.

ARTICLE II
DEFINITIONS

For purposes of this Plan, unless otherwise clearly apparent from the context,  the following phrases and terms shall have the indicated meanings:

2.1           “Annual Deferral Account” means, with respect to an individual who is a Participant for a given Plan Year, an unfunded account established on the books of the Company to record the notional investment and reinvestment of the deferred Bonus, the Matching Amount, and any earnings thereon, as described in Section 4.4 below.  Such accounts will be established for each Plan Year in which an individual actively participates in the Plan.

2.2           “Bank” means Customers Bank, a Pennsylvania Bank.

2.3           “Beneficiary” means the person or persons designated as such under a valid Beneficiary Designation Form. For purposes of the preceding sentence the term “person” shall include an individual, trust and estate. In default of a valid Beneficiary Designation Form, a Participant’s Beneficiary shall be his or her estate.

2.4           “Beneficiary Designation Form” means such form as shall be prescribed from time to time by the Committee for purposes of permitting a Participant to specify who should receive the balance in his or her Annual Deferral Account(s) in the event of his or her death prior to the receipt thereof.  No such form shall be valid unless it is signed and filed with the Committee (or its designee) prior to the death of a Participant.

2.5           “Board” means the Board of Directors of the Company.

2.6           “Bonus” means the amount payable to an individual with respect to any relevant calendar year, other than regular salary, wages and perquisites, under such incentive compensation plan or other bonus program established by the Employer.

2.7           “Cause” means actions of or failure to act by a Participant which would authorize the forfeiture of fringe benefits or other remuneration under his or her written contract of employment with the Employer or, if there is no written contract of employment, (i) the willful material failure to perform the duties to the Employer required of the Participant (other than any such failure resulting from incapacity due to physical or mental illness of the Participant or material changes in the direction and policies of the Board of Directors of the Employer), if such failure continues for fifteen (15) days after a written demand for substantial performance is delivered to the Participant by the Employer which specifically identifies the manner in which it is believed that the Participant has failed to attempt to perform his duties hereunder; (ii) the willful engaging by the Participant in misconduct materially injurious to the Employer; (iii) receipt by the Employer of a notice (which shall not have been appealed by the Participant  or shall have become final and non-appealable) of any governmental body or entity having jurisdiction over the Employer requiring termination or removal of the Participant from his then present position, or receipt of a written directive or order of any governmental body or entity having jurisdiction over the Employer (which shall not have been appealed by Participant or shall have become final and non-appealable) requiring termination or removal of the Participant from his then present position; or (iv) personal dishonesty, incompetence, willful misconduct, willful breach of fiduciary duty involving personal profit or conviction of a felony.  For purposes of this paragraph, no act, or failure to act, on the Participant's part shall be considered ''willful'' unless done or omitted to be done by the Participant in bad faith and without reasonable belief that his action or omission was in the best interest of Employer.  Any act or omission to act by the Participant in reliance upon a written opinion of counsel to the Employer shall not be deemed to be willful.

2.8           “Change in Control” means (a) there occurs a merger, consolidation or other business combination or reorganization to which the Company is a party, whether or not approved in advance by the Board, in which (i) the members of the Board immediately preceding the consummation of such transaction do not constitute a majority of the members of the Board of the resulting corporation and of any parent corporation thereof immediately after the consummation of such transaction, and (ii) the shareholders of the Company immediately before such transaction do not hold more than fifty  percent (50%) of the voting power of securities of the resulting corporation; (b) there occurs a sale, exchange, transfer, or other disposition of substantially all of the assets of the Company to another entity, whether or not approved in advance by the Board (for purpose of this Plan, a sale of more than one-half of the branches of the Bank would constitute a Change in Control, but for purposes of this paragraph, no branches or assets will be deemed to have been sold if they are leased back contemporaneously with or promptly after their sale); (c) a plan of liquidation or dissolution is adopted for the Company; or (d) during any 12-month period, any “person” or any group of “persons” (as such term is defined in Sections 13(d) and 14(d) of the Exchange Act), other than the holders of shares of the Company’s common stock immediately prior to the commencement of such 12-month period, is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities.

2.9           “Code” means the Internal Revenue Code of 1986, as amended and as the same may hereafter be amended.

2.10         “Committee” means the compensation committee of the Board or such other committee as may be appointed by the Board to administer this Plan.  Such term also includes the whole Board to the extent it takes action with respect to administrative or operational matters relating to the Plan.

2.11           “Common Stock” means the voting common stock of the Company, or such other securities of the Company as may be substituted therefor.

2.12           “Company” means Customers Bancorp, Inc., and any successor thereto.

2.13           “Deferral Election” means an irrevocable election by a Participant, on a form prescribed by the Committee, to defer receipt of a portion of his or her Bonus for a given calendar year.

2.14           “Disability” means a physical or mental impairment with respect to which a Participant qualifies for permanent disability benefits under his or her Employer’s long-term disability plan, or, if such Participant does not participate in such a plan, such an impairment that qualifies as “permanent and total disability” under Code Section 22(e)(3).

2.15           “Effective Date” means January 1, 2011.

2.16           “Employee” means an individual who is a common law employee of any Employer.

2.17           “Employer” means the Company and/or any Subsidiary of the Company that has been selected by the Board as eligible to have certain of its management and highly compensated personnel participate in the Plan.

2.18           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended and as the same may hereafter be amended.

2.19           “Exchange Act” means the Securities Exchange Act of 1934, as amended and as the same may hereafter be amended.

2.20           “Fair Market Value” means, with respect to Common Stock, (a) if the Common Stock is readily tradable on an established securities market, the closing price on the date of determination, or the last trading day preceding the date of determination if the date of determination is not a trading date, or (b) if the Common Stock is not readily tradable on an established securities market, the value determined by application of a reasonable valuation method selected by the Committee.

2.21           “Matching Amount” means, with respect to the amount of a Bonus deferred for any year by a Participant, an amount equal to 100% of such deferred Bonus amount.

2.22           “Participant” means an individual who (i) has executed and timely filed a Deferral Election Form with the Committee  (or its designee) and (ii) remains an Employee or,  if not, has a balance standing to his or her credit in one or more Annual Deferral Accounts. Such term also includes a deceased Participant’s Beneficiary, who is entitled to a Plan benefit, until such benefit is paid.

2.23           “Payment Election” means an election, on a form prescribed by the Committee, by a Participant as to when the vested balance in one of his or her Annual Deferral Accounts shall be paid.  A separate Payment Election shall be made with respect to each Deferral Election and shall be subject to the same timing requirements and revocation restrictions as the corresponding Deferral Election pursuant to Section 3.2 below.

2.24           “Plan” means the Customers Bancorp, Inc. Bonus Recognition and Retention Program as evidenced by this document and as the same may hereafter be amended.

2.25           “Plan Year” means a calendar year, or such other fiscal year as may be designated by the Board from time to time.

2.26           “Retirement” means the voluntary Separation from Service by a Participant on or after attainment of age sixty-five (65).

2.27           “Securities Act” means the Securities Act of 1933, as amended and as the same may hereafter be amended.

2.28           “Separation from Service,” in the case of any Participant with respect to his or her Employer, shall have the same meaning as the meaning set forth in regulations promulgated by the United States Treasury Department under Section 409A of the Code.

2.29           “Subsidiary” means a subsidiary corporation, as defined in Code Section 424(f), that is a subsidiary of the corporation to which reference is being made.

2.30           “Year of Service” means a one-year period of continuous employment by one or more Employers.

ARTICLE III
SELECTION.  ELIGIBILITY AND ENROLLMENT

3.1           Selection and Eligibility of Participants: Participation in the Plan shall be limited to a select group of management and highly compensated Employees, as determined by the Committee in its sole discretion. From that group, the Committee shall select, in its sole discretion, the Employees who shall be eligible to participate in the Plan from time to time. The Company’s Chief Executive Officer shall at all times be deemed eligible to participate in the Plan.

3.2           Enrollment Requirements.  As a condition of Plan participation, each selected Employee shall annually (or more frequently)  complete and return to the Committee (or its designee) such forms as it may prescribe from time to time.  Each Deferral Election shall be filed no later than, and shall be irrevocable after, December 31 prior to the calendar year with respect to which any portion of the relevant Bonus may be earned; provided, however, that in the event an Employee is hired during a Plan Year and is designated as being eligible to participate for such year, such Employee may commence participation for such year by filing a Deferral Election within thirty (30) days of employment, which election shall be irrevocable after such thirtieth (30th) day.  Each eligible Employee must file a new Deferral Election for each year with respect to which he or she desires to defer receipt of a portion of a Bonus.

ARTICLE IV
PLAN CONTRIBUTIONS AND INVESTMENTS

4.1           Bonus Deferral.  A Participant may elect to defer receipt of not less than 25%, nor more than 50%, of his or her Bonus payable with respect to each year of participation.

4.2           Allocation of Deferred Bonus.  That number of shares of Common Stock having a Fair Market Value equal to the portion of the Bonus deferred by a Participant, measured as of the date on which such portion of the Bonus would have been paid to the Participant but for the deferral, shall be allocated and recorded to an Annual Deferral Account established by the Company for the year of deferral.

4.3           Allocation of Matching Amount.  At the same time that shares of Common Stock are allocated to an Annual Deferral Account for a Participant pursuant to Section 4.3 above, a Matching Amount, in the form of the same number of shares of Common Stock so allocated, shall be allocated and recorded by the Company to such Annual Deferral Account.

4.4           Notional Investments; Reinvestment of Earnings.  No trust or other segregated fund shall be established to hold deferred Bonus amounts, Matching Amounts, or shares of Common Stock allocated to Annual Deferral Accounts for Participants pursuant to Section 4.2 and Section 4.3 above.  Shares of Common Stock allocated to Annual Deferral Accounts shall reflect merely the notional investment of Participants’ deferred Bonus amounts and their respective Matching Amounts.  To the extent that a cash dividend is paid with respect to the Common Stock, each Annual Deferral Account shall be adjusted to reflect the notional reinvestment of such dividend on the dividend payment date in additional shares of Common Stock as if the amount of the dividend had been paid on that number of shares then allocated to the Annual Deferral Account.  Similarly, to the extent that a stock dividend is paid with respect to the Common Stock, each Annual Deferral Account shall be increased by that number of additional shares of Common Stock which would have been paid on that number of shares then allocated to the Annual Deferral Account.

4.5           Effect on Deferral Election Upon Certain Terminations of Employment.  In the event a Participant files a Deferral Election and subsequently terminates as an Employee prior to the date Bonuses are paid for the relevant year, the Deferral Election filed for such year shall be administered as provided in this section in lieu of any otherwise applicable provision of this Plan document.  In such event,  if (a) he or she is entitled to a Bonus notwithstanding such termination and (b) the termination of employment is described in Section 5.2, 5.3 or 5.5 or occurs following the event described in Section 5.4, then such Bonus and the related Matching Amount shall be distributed to such individual or his or her Beneficiary in (i) cash or (ii) shares of Common Stock of equivalent Fair Market Value as of the date such Bonus would otherwise be paid in cash, at the Committee’s election, within 60 days following the date such year’s Bonuses are paid.

ARTICLE V
VESTING

5.1           In General.  A Participant shall become 100% vested in an Annual Deferral Account on the fifth anniversary of the date of the initial allocations to such account, provided, he or she remains continuously employed by an Employer from the date of such initial allocations to such fifth anniversary date.

5.2           Death; Disability.  Notwithstanding the provisions of Section 5.1, in the event of the death of a Participant or the termination of the Participant’s employment by reason of Disability, he or she will thereupon become 100% vested in each of his or her Annual Deferral Accounts.

5.3           Retirement.  Notwithstanding the provisions of Section 5.1, in the event of the Retirement of a Participant, he or she will thereupon become 100% vested in each of his or her Annual Deferral Accounts.

5.4           Change in Control.  Notwithstanding the provisions of Section 5.1, a Participant shall become 100% vested in each of his or her Annual Deferral Accounts upon the occurrence of a Change in Control.

5.5           Involuntary Termination.  Notwithstanding the provisions of Section 5.1, in the event a Participant is involuntarily terminated as an Employee, other than for Cause, prior to the attainment of 100% vesting in any of his or her Annual Deferral Accounts, he or she shall become 100% vested in each of the otherwise non-vested accounts.

5.6           Termination for Cause; Certain Voluntary Termination. In the event a Participant is terminated as an Employee for Cause or voluntarily terminates as an Employee (other than by reason of Retirement) prior to the attainment of 100% vesting in an Annual Deferral Account, then, in either case, he or she shall forfeit the balance in each such non-vested account.

ARTICLE VI
DISTRIBUTION OF BENEFITS

6.1           Distribution In General.  Following the occurrence of an event occasioning a distribution, the vested portion of a Participant’s Annual Deferral Account shall be paid to him or her or, in the case of death, his or her Beneficiary.  The number of days within which payment shall be made shall be as set forth in Section 6.3.

6.2           Events Occasioning Distribution.  For purposes of Section 6.1, each of the following shall be an event occasioning a distribution with respect to a relevant Annual Deferral Account:

(a)           If a Participant has in effect a valid Payment Election with respect to such account providing for its distribution upon 100% vesting therein and satisfies the provisions of Section 5.1, such event shall be the fifth anniversary of the initial funding of such account.

(b)           If a Participant has in effect a valid Payment Election with respect to such account providing for its distribution upon his or her Separation from Service and he or she experiences a Separation from Service after having previously satisfied the provisions of Section 5.1,  such event shall be the date of such Separation from Service.

(c)           If a Participant dies or Separates from Service by reason of Disability, such event shall be the date of Separation from Service.

(d)           In the event of the Retirement of a Participant, such event shall be the date of Retirement.

(e)           If a Participant has in effect a valid Payment Election with respect to such account providing for its distribution upon 100% vesting therein and a Change in Control occurs,  such event shall be the date of the Change in Control.

(f)            If a Participant has in effect a valid Payment Election with respect to such account providing for its distribution upon Separation from Service and he or she experiences a Separation from Service after having previously become 100% vested therein by reason of a Change in Control, such event shall be the date of such termination.

(g)           If a Participant is involuntarily terminated under circumstances described in Section 5.5, such event shall be the date of such Separation from Service.

(h)           In the absence of a valid Payment Election with respect to an Annual Deferral Account, the Participant shall be deemed to have made an election to provide for distribution of such account upon 100% vesting therein.

6.3           Time of Distribution.  Distributions of vested benefits from Annual Deferral Accounts shall be made within ninety (90) days following an event described in Section 6.2 as directed by the Company, but in no event later than March 15 of the calendar year following the calendar year in which such event occurs.

6.4           Mode of Distribution.  All Plan distributions shall be made in one lump sum in Common Stock, except to the extent that cash is to be distributed pursuant to Section 4.5(i) above.

ARTICLE VII
ADDITIONAL OPERATIONAL PROVISIONS

7.1           Status of Participants as Creditors.  Participants in the Plan shall be general unsecured creditors of each relevant Employer with respect to their Plan benefits, and they shall have no right to or interest in any specific asset of the Company or any Employer.  This Plan shall at all times be an “unfunded plan” for purposes of the Code and ERISA.

7.2           Income and Other Tax Withholding.  By agreeing to participate in the Plan, each Participant authorizes the Employer to make such tax withholdings with respect to amounts paid or distributed to him or to her pursuant to the Plan as may be necessary to discharge its tax withholding obligations.  Except to the extent that cash is distributed to a Participant pursuant to Section 4.5(i) above, tax withholding shall be funded by means of a reduction in the number of shares of Common Stock distributable to a Participant or Beneficiary by that number of shares having a Fair Market Value on the distribution date equal to the minimum amount of taxes required to be withheld and the Employer’s satisfaction of that amount through cash deposits.

ARTICLE VIII
ADMINISTRATION

8.1           In General.  The Plan shall be administered from time to time by the Committee.

8.2           Meetings and Action.  The Committee shall hold such meetings at such times as it deems necessary or appropriate for the proper and efficient management and operation of the Plan.  Notices of meetings shall be given as provided in guidelines adopted by the Committee or as otherwise specified in relevant documents pertaining thereto.  Unless otherwise provided in such documents, a majority of the members of the Committee shall constitute a quorum for holding a meeting, and binding action may be taken by a vote of a majority of those Committee members present at such meeting.

8.3           Administration of Plan; Interpretation of Plan Document.  The Committee shall administer the Plan in accordance with the terms of this Plan document insofar as it is consistent with the provisions of applicable law, including, without limitation, ERISA. In connection with such administration, it may adopt such rules of interpretation as may be necessary or appropriate to facilitate the proper and nondiscriminatory administration of the Plan.

8.4           Binding Effect of Committee Actions and Determinations. Unless overridden by the Board, any action taken or determination made by the Committee shall be final and binding on the person affected; provided, however, that, prior to taking any action or making any determination that may be adverse, in whole or in part, to any person, the Committee shall accord such person the right to be heard with respect to such matter. The procedures to be followed in connection therewith shall be governed by a claims procedure established for such purpose and consistent with the claims procedure provisions of ERISA.

8.5           Liability of Committee Members.  No member of the Committee shall be personally liable for any act or failure to act in connection with the good faith administration of the Plan.  Unless prohibited by law or the Company’s by-laws, in the event any such member is nonetheless held so liable by a court of competent jurisdiction or otherwise, the Company shall indemnify such member and hold him or her harmless from any and all liability imposed with respect to such administration, including, without limitation, compensatory and punitive damages, professional fees, and other related out-of-pocket expenses.

ARTICLE IX
MISCELLANEOUS MATTERS

9.1           Amendment and Termination.  The Plan may be amended from time to time and may be terminated at any time by appropriate action of the Board; provided, however, that no such action shall be taken which (i) would adversely affect the rights of Plan Participants with respect to their then Annual Deferral Accounts, or (ii)  requires shareholder approval under applicable law until such approval is secured .  In the event of Plan termination or the suspension of Plan contributions, Participants may be required to satisfy the Plan’s vesting requirements, as set forth herein, as a condition of receiving a distribution from a given Annual Deferral Account.

9.2           No Right to Continued Employment.  Participation in the Plan shall not give any Participant the right to remain in the employ of his or her Employer or any company affiliated with such Employer, nor shall such participation limit in any respect the right of such Employer to terminate the Participant’s employment at any time and for any reason.

9.3           No Right to Continued Participation.  Except in the case of the Company’s Chief Executive Officer, participation in the Plan with respect to one Plan Year shall not give the Participant the right to participate in the Plan in any future year.

9.4           Plan Independent of Other Plans and Arrangements. This Plan is independent of and shall not be affected by (a) any other plans of deferred compensation which may be maintained by the Company or any of its Subsidiaries from time to time, or (b) any deferred compensation arrangements to which a Participant may be a party.

9.5           Certain Securities Law Matters.

(a)           Distribution of Plan benefits may be suspended or modified to the extent necessary to comply with any applicable federal or state securities law.

(b)           Shares of Common Stock distributed from the Plan may be marked with such legend as the Company, after consultation with counsel, deems necessary or appropriate to comply with any applicable federal or state securities or other law.

9.6           Recovery.  Plan benefits shall be subject to recovery by the Company under any clawback, recovery, recoupment or similar policy hereafter adopted by the Company, whether in connection with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended from time to time, or otherwise as required by law.

9.7           Captions.  The captions of the several articles and sections of this Plan document have been inserted for convenience of reference only and shall not be considered in the construction hereof.

9.8           Number.  Words used herein in the singular shall include the plural, as clearly appropriate, and vice versa.

9.9           Applicable Law.  Except to the extent provided herein or otherwise preempted by federal law, this Plan document shall be construed, administered and enforced in accordance with the domestic internal law of the Commonwealth of Pennsylvania.

9.10         Effective Date.  This Plan became effective as of January 1, 2011.  The Plan has been amended by the Board to reflect the terms of the Plan of Merger and Reorganization approved by the shareholders of the Bank effective as of September 17, 2011.